Filed Pursuant to Rule 424(b)(5)

Registration No. 333-257990

AMENDMENT NO. 1 DATED OCTOBER 12, 2023

(To Prospectus Supplement dated July 23, 2021

To Prospectus dated July 23, 2021)

TEMPEST THERAPEUTICS, INC.

Up to $100,000,000

Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends our prospectus supplement dated April 14, 2022 (the “Prospectus Supplement”) and the prospectus dated July 23, 2021 (the “Prospectus”). This Amendment should be read in conjunction with the Prospectus Supplement and Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement, the Prospectus, and any future amendments or supplements thereto.

We previously entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (“Jefferies”), acting as sales agent, having an aggregate offering price of up to $100,000,000. As of October 11, 2023, we have sold 1,239,272 shares of our common stock for gross proceeds of approximately $7.0 million under the Sales Agreement pursuant to the Prospectus, which leaves approximately $93.0 million of common stock available under the Sales Agreement.

Our common stock is traded on The Nasdaq Capital Market under the symbol “TPST.”

Investing in our securities involves risks. See “Risk Factors” on page S-3 of the Prospectus Supplement and in the documents incorporated by reference into the Prospectus Supplement and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prospectus Supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus Supplement for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus Supplement, this Amendment or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is October 12, 2023.